Exhibit 99.1

December 4, 2003

FOR:
MEDTOX Scientific, Inc.
402 West County Road D
St. Paul, MN 55112
Contact: Stephen Anderson (877) 715-7236

FOR IMMEDIATE RELEASE

MEDTOX RECEIVES ISO CERTIFICATION AND IS GRANTED NEW
PATENT FOR “On-Site Drug Testing Method”

ST.  PAUL, December 4, 2003 – MEDTOX Scientific, Inc. (AMEX-TOX), announced today that its subsidiary MEDTOX Diagnostics, Inc., has developed and implemented a Quality System to satisfy the needs of its customers and to improve quality management of the Company.

In October, MEDTOX Diagnostics Inc., contracted TUV Rheinland to perform a certification audit to EN ISO 13485:2000 and a registration audit to CMDCAS ISO 13485 (Canadian Medical Devices Conformity Assessment System). The scope of the audit included the activities of Design, Development, Manufacture and Distribution of Point-Of-Collection diagnostic screening devices for drugs of abuse and other testing. Processes in various departments were audited to verify conformity to the quality standards and requirements.

The audit findings concluded that MEDTOX Diagnostics furnished proof that it maintains a quality management system fulfilling the requirements of EN ISO 13485 and CMDCAS ISO 13485, Quality Systems – Medical Devices and ISO 9001:2000 — Quality Management Systems – Requirements. The audit report states, “Management documented its commitment to implement and maintain the quality system by approval of the Quality Manual. The quality policy and the defined quality objectives were disseminated through all levels of the organization. The company implemented and maintained procedures and processes to achieve defined quality objectives. Personnel on all levels of the organization had the necessary awareness of the quality management system.” “During the audit, no deviation was found.”

MEDTOX Diagnostics has been issued the TUV Rheinland Product Safety GmbH quality system certificate to EN ISO 13485:2000 and the TUV Rheinland of North America Inc., quality system certificate to ISO 13485 under CMDCAS.

MEDTOX Scientific, Inc.
December 4, 2003

On November 25, 2003, the United States Patent and Trademark Office granted MEDTOX a business method patent for its “On-Site Drug Testing Method,” U.S. Patent No. 6,653,139. This is a continuation of application Ser. No. 09/358.340, filed on Jul. 21, 1999, and now U.S. Pat. No. 6,376,251, issued on Apr. 23, 2003, which is based on provisional application No. 60/118,452 filed Feb. 3, 1999, and claims priority therefrom. MEDTOX believes this patent to be a significant addition to its growing intellectual property portfolio. There are approximately 25 million laboratory drug screens for drugs of abuse performed annually in the U.S. workplace market. In 2003, MEDTOX will perform between 1.5 and 2 million of those lab based DAU screens. In the last three years, there has been an increasing transition from laboratory screening for DAU to on-site or point-of-care (POC) screening with disposable devices. MEDTOX will provide its workplace customers over 750,000 POC devices in 2003, of which an increasing number are purchasing the patented PROFILE-II Test System®, that includes the patented PROFILE®-II A device with its on board adulterant test strip. The growing transition to POC screening will increase the value of these patents to MEDTOX and its strategic partners. Additionally, MEDTOX is unique in that it operates both a federally certified laboratory and a POC device manufacturing plant. This allows the Company to provide a seamless transition for clients moving from one model of screening to the other.

Delivery of the PROFILE-II Test System® is further enhanced by WebTox™, MEDTOX’s proprietary web platform and interactive program management system. By placing the power of information directly in the hands of our customers, through the Internet, WebTox integrates point-of-collection screening and rapid laboratory confirmations with a feature-rich data reporting and tracking system. When fully implemented, WebTox will provide customers with testing results and tracking, chain-of-custody verification, supplies ordering capability, statistical reporting, and sample collection and site location information.

The “On-Site Drug Testing Method” patent contains 29 claims applicable to a system for screening (testing) of other sample types in addition to urine, such as oral fluids, blood and serum. MEDTOX believes this patent may have applications beyond workplace drugs of abuse testing. MEDTOX is currently working with its intellectual property counsel to implement its strategic approach to maximizing opportunities for itself and its strategic partners surrounding this patent. In addition to patent protection for the on-site testing method, the United States Copyright Office has issued a registration for MEDTOX’s copyright(s) in material relating to the method of its application and training. MEDTOX has sought the broadest protection possible for its proprietary on-site testing method.

MEDTOX Diagnostic, Inc. is also pleased to announce that Dr. Robert C. Bohannon has recently joined the Company as Vice President of Technology, Research and Development. Dr. Bohannon holds a Doctorate in Molecular Virology from The Baylor College of Medicine as well as a B.A. in Molecular, Cellular, and Developmental Biology coupled with undergraduate work in organic chemistry. He is an extremely creative scientist with extensive experience in research and product development in all aspects of immunology, molecular biology, epidemiology and virology. He has been issued a number of patents in these related fields. Dr. Bohannon will significantly enhance our ability to not only improve our existing products but also bring new products and technologies to the POC market. As part of his employment agreement and as an inducement to accept this position and relocate to North Carolina, he will be granted 20,000 non-qualified stock options and 5,500 restricted shares.

MEDTOX Scientific, Inc.
December 4, 2003

MEDTOX Scientific, Inc., headquartered in St. Paul, Minn., is a provider of high quality specialized laboratory and on-site/point-of-collection (POC) devices. The company also supports customers with complete logistics, data and program management services. MEDTOX develops and manufactures diagnostic devices for quick and economical on-site/point-of-collection analysis for drugs of abuse, therapeutic drugs and biological and agricultural toxins and provides employment drug screening and occupational health testing. MEDTOX is a leader in providing esoteric laboratory testing services to hospitals and laboratories nationwide. This includes both central laboratory and bio-analytical testing for pharmaceutical clinical trials. To be automatically alerted by e-mail about company information, please go to http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=tox&script=1900 and follow the directions on the page. For more information see www.medtox.com.

Note: Forward-looking statements contained in this press release are made under the Private Securities Reform Act of 1995. Actual results may differ due to a number of factors including a change in the employment pattern of client companies, the ability of MEDTOX to acquire new business, and changes in the competitive environment. Further discussions of factors that may cause such results to differ are identified on page three of the Company’s 2002 annual report on Form 10-K and incorporated herein by reference.